Internal Revenue Service               Department of the Treasury
District Director
EP/EO Division
2 Cupania Circle
Monterey Park, CA  91755-7406

Date:  December 20, 1995
                                         ADVISORY LETTER NUMBER:
                                             V1950507
Directors of Financial                   TYPE OF PLAN:
  Institutions Thrift Plan                   Thrift Plan
108 Corporate Park                       PERSON TO CONTACT:
P.O. Box 847                                 MaryAnn Jimenez
White Plains, NY  10604                  TELEPHONE NUMBER:
                                             213-725-0905
                                         REFER REPLY TO:
                                            EP/EO:EPSB:EPSG-1:MJ
                                         ORIGINAL DATE RECEIVED:
                                            June 30, 1994
Dear Applicant:

     We have reviewed your specimen document identified above as part of our Volume Submitter Program. It is our opinion that the document meets the requirements of the Internal Revenue Code as amended by the Tax Reform Act of 1986.

     This opinion may change based on the release of temporary and/or final regulations or other enhancements of the tax law, which would affect deferred compensation plans issued after the date of this letter. In the event this occurs, you will be notified by this office of the need for amendments to your document.

     The acceptability of the form of this document does not constitute a determination of the qualification of an adopting employer's plan under section 401(a) of the Internal Revenue Code, or of the exemption of the related trust or custodial account under section 501(a). The qualification of the adopting employer may also be affected by the options or variables selected by the employer.

     An employer adopting this specimen document who wants such a determination and reliance on the volume submitter letter must file Form 5307, Short Form Application For Determination For Employee Benefit Plan, with the Key District Director. Adopting employers must individually amend the plan to remain in compliance. A copy of this letter must be submitted with each application. Any alteration made to the specimen document after the date of this letter must be indicated in a cover letter.

     If you have any questions, please contact the person whose name and telephone number are shown above.

                         Sincerely,

                         Chief, EP South Branch
                         EP/EO Division
                         Los Angeles Key District